Exhibit 5.1

McGuireWoods LLP

Tower Two-Sixty

260 Forbes Avenue, Suite 1800

Pittsburgh, Pennsylvania 15222

June 7, 2018

Kennametal Inc.

600 Grant Street, Suite 5100

Pittsburgh, Pennsylvania 15219

4.625% Senior Notes due 2028

Ladies and Gentlemen:

We have acted as special counsel to Kennametal Inc., a Pennsylvania corporation (the “Company”) in connection with the issuance by the Company of up to $300,000,000 aggregate principal amount of the Company’s 4.625% Senior Notes due 2028 (the “Notes”), which Notes are registered on the Registration Statement on Form S-3 (File No. 333-219971) (the “Registration Statement”), which was filed by the Company with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of certain securities of the Company. The issuance of the Notes is described in the Company’s Prospectus, dated August 14, 2017 (the “Base Prospectus”) and Prospectus Supplement, dated June 4, 2018 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”). The Registration Statement became effective on August 15, 2017. This opinion letter is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act.

The Notes are being issued under that certain indenture dated as of February 14, 2012 (the “Original Indenture”) between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the Third Supplemental Indenture, dated as of June 7, 2018, between the Company and the Trustee (the “Supplemental Indenture” and, together with the Original Indenture, the “Indenture”), and are being offered to the public in accordance with an Underwriting Agreement, dated June 4, 2018 (the “Underwriting Agreement”), among the Company and the Underwriters named on Schedule 1 thereto. Capitalized terms used and not defined herein shall have the meanings assigned to them in the Registration Statement or the Indenture.

Documents Reviewed

In connection with this opinion letter, we have examined the following documents:

(a)    the Registration Statement;

(b)    the Base Prospectus;

(c)    the Prospectus Supplement;

(d)    the Original Indenture;

(e)    the Supplemental Indenture(s);

(f)    the Global Note, dated June 7, 2018 (the “Global Note”), representing the Notes; and

(g)    the Underwriting Agreement.

The documents referred to in clauses (d) through (g) above are referred to collectively as the “Subject Documents” and each, individually, as a “Subject Document,”

In addition we have examined and relied upon the following:

(i)    a certificate from the Corporate Secretary of the Company certifying as to (A) true and correct copies of the Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of the Company (the “Organizational Documents”), (B) the resolutions of the Board of Directors of the Company authorizing (1) the execution, delivery and performance of the Original Indenture, (2) the filing with the SEC of the Registration Statement, and (3) the creation of a Finance Committee of the Board of Directors, and (C) the resolutions of the Finance Committee of the Board of Directors of the Company authorizing (1) the issuance, execution, delivery and performance of the Notes by the Company, and (2) the sale of the Notes by the Company pursuant to the Underwriting Agreement (the “Authorizing Resolutions”);

(ii)    a certificate dated June 7, 2018 issued by the Secretary of State of the Commonwealth of Pennsylvania, attesting to the corporate status of the Company in the Commonwealth of Pennsylvania (the “Corporate Status Certificate”); and

(iii)    originals, or copies identified to our satisfaction as being true copies, of such other records, documents and instruments as we have deemed necessary for the purposes of this opinion letter.

“Applicable Law” means the laws of the State of New York and the laws of the Commonwealth of Pennsylvania.

Assumptions Underlying Our Opinions

For all purposes of the opinions expressed herein, we have assumed, without independent investigation, the following:

(a)    Factual Matters. To the extent that we have reviewed and relied upon (i) certificates of the Company or authorized representatives thereof, (ii) representations of the Company set forth in the Subject Documents (if any) and (iii) certificates and assurances from public officials, all of such certificates, representations and assurances are accurate with regard to factual matters and all official records (including filings with public authorities) are properly indexed and filed and are accurate and complete.

(b)    Signatures. The signatures of individuals who have signed or will sign the Subject Documents and the documents required or permitted to be delivered thereunder are genuine.

(c)    Authentic and Conforming Documents. All documents submitted to us as originals are authentic, complete and accurate, and all documents submitted to us as copies conform to authentic original documents.

(d)    Organizational Status, Power and Authority and Legal Capacity of Certain Parties. All parties to the Subject Documents are validly existing and in good standing in their respective jurisdictions of formation and have the capacity and full power and authority to execute, deliver and perform the Subject Documents and the documents required or permitted to be delivered and performed thereunder, except that no such assumption is made as to the Company. All individuals who have signed or will sign each Subject Document have or will have the legal capacity to execute such Subject Document.

(e)    Authorization, Execution and Delivery of Subject Documents. All of the Subject Documents and the documents required or permitted to be delivered thereunder have been or will be duly authorized by all necessary corporate, limited liability company, business trust, partnership or other action on the part of the parties thereto and have been or will be duly executed and delivered by such parties, except that no such assumption is made as to the Company.

(f)    Subject Documents Binding on Certain Parties. All of the Subject Documents and the documents required or permitted to be delivered thereunder are or will be valid and binding obligations enforceable against the parties thereto in accordance with their terms, except that no such assumption is made as to the Company.

(g)    Noncontravention. Neither the issuance of the Notes by the Company, the execution and delivery of the Subject Documents by any party thereto nor the performance by such party of its obligations thereunder will conflict with or result in a breach of (i) the certificate or articles of incorporation, bylaws, certificate or articles of organization, operating agreement, certificate of limited partnership, partnership agreement, trust agreement or other similar organizational documents of any such party, except that no such assumption is made as to the Company as to its Organizational Documents, (ii) any law or regulation of any jurisdiction applicable to any such party except that no such assumption is made as to the Company as to any

Applicable Law, or (iii) any order, writ, injunction or decree of any court or governmental instrumentality or agency applicable to any such party or any agreement or instrument to which any such party may be a party or by which its properties are subject or bound, except that no such assumption is made as to the Company as to the Subject Documents.

(h)    Governmental Approvals. All consents, approvals and authorizations of, or filings with, all governmental authorities that are required as a condition to the issuance of the Securities by the Company or to the execution and delivery of the Subject Documents by the parties thereto or the performance by such parties of their obligations thereunder will have been obtained or made, except that no such assumption is made with respect to any consent, approval, authorization or filing that is applicable to the Company.

(i)    No Mutual Mistake, Amendments, etc. There has not been any mutual mistake of fact, fraud, duress or undue influence in connection with the issuance of the Securities as contemplated by the Registration Statement, Prospectus and any supplements to the Prospectus. There are no oral or written statements or agreements that modify, amend or vary, or purport to modify, amend or vary, any of the terms of the Subject Documents except for, in the case of the terms of the Original Indenture, the Supplemental Indentures.

Our Opinions

Based on and subject to the foregoing and the exclusions, qualifications, limitations and other assumptions set forth in this opinion letter, we are of the opinion that:

1.    Organizational Status. The Company is a validly existing corporation under the laws of the Commonwealth of Pennsylvania and is subsisting under such laws.

2.    Power and Authority. The Company has the corporate power and authority to issue the Notes.

3.    Validity of Notes. When (i) the Notes have been issued and sold as contemplated by the Registration Statement, the Underwriting Agreement and the Prospectus Supplement, (ii) the Company has received the consideration provided for in the Prospectus Supplement and the Underwriting Agreement, and (iii) the Notes have been completed, executed, authenticated and delivered in accordance with the provisions of the Indenture, the Notes will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, under the laws of the State of New York.

Matters Excluded from Our Opinions

We express no opinion with respect to the following matters:

(a)    Indemnification and Change of Control. The enforceability of any agreement of the Company as may be included in any Subject Document relating to (i) indemnification, contribution or exculpation from costs, expenses or other liabilities or (ii) changes in the organizational control or ownership of the Company, which agreement (in the case of clause (i) or clause (ii)) is contrary to public policy or applicable law.

(b)    Jurisdiction, Venue, etc. The enforceability of any agreement of the Company in any Subject Document to submit to the jurisdiction of any specific federal or state court (other than the enforceability in a court of the State of New York of any such agreement to submit to the jurisdiction of a court of the State of New York, to waive any objection to the laying of the venue, to waive the defense of forum non conveniens in any action or proceeding referred to therein, to waive trial by jury, to effect service of process in any particular manner or to establish evidentiary standards, and any agreement of the Company regarding the choice of law governing any Subject Document (other than the enforceability in a court of the State of New York or in a federal court sitting in the State of New York and applying New York law to any such agreement) that the laws of the New York shall govern the Indenture.

(c)    Remedies. The enforceability of any provision in any Subject Document to the effect that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to any other right or remedy, that the election of some particular remedy does not preclude recourse to one or more others or that failure to exercise or delay in exercising rights or remedies will not operate as a waiver of any such right or remedy.

Qualifications and Limitations Applicable to Our Opinions

The opinions set forth above are subject to the following qualifications and limitations:

(a)    Applicable Law. Our opinions are limited to the Applicable Law, and we do not express any opinion concerning any other law.

(b)    Bankruptcy. Our opinions are subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, laws relating to preferences, fraudulent transfers and equitable subordination), reorganization, moratorium and other similar laws affecting creditors’ rights generally.

(c)    Equitable Principles. Our opinions are subject to the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing. In applying such principles, a court, among other things, might limit the availability of specific equitable remedies (such as injunctive relief and the remedy of specific performance), might not allow a creditor to accelerate maturity of debt or exercise other remedies upon the occurrence of a default deemed immaterial or for non-credit reasons or might decline to order a debtor to perform covenants in a Subject Document.

(d)    Unenforceability of Certain Provisions. Provisions contained in the Securities or the Subject Documents which require waivers or amendments to be made only in writing may be unenforceable or ineffective, in whole or in part. The inclusion of such provisions, however, does not render any of the Securities or the Subject Documents invalid as a whole.

(e)    Choice of New York Law and Forum. To the extent that any of our opinions relate to the enforceability of the choice of New York law or any choice of New York forum provisions of any Subject Document, our opinion is rendered in reliance upon New York General Obligations Law Sections 5-1401 and 5-1402 and Rule 327(b) of the New York Civil Practice Law and Rules and is subject to the qualification that such enforceability may be limited by principles of public policy, comity and constitutionality. We express no opinion as to whether a United States federal court would have subject-matter or personal jurisdiction over a controversy arising under the Subject Documents.

Miscellaneous

The foregoing opinions are being furnished only for the purpose referred to in the first paragraph of this opinion letter. Our opinions are based on statutes, regulations and administrative and judicial interpretations which are subject to change. We undertake no responsibility to update or supplement these opinions subsequent to the date hereof. Headings in this opinion letter are intended for convenience of reference only and shall not affect its interpretation. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Form 8-K on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our firm in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ McGuireWoods LLP